Exhibit 107

EX-FILING FEES

Calculation of Filing Fee Table

SC TO-I

(Form Type)

Apollo Debt Solutions BDC

(Name of Issuer)

Apollo Debt Solutions BDC

(Name of Person(s) Filing Statement)

Table 1: Transaction Valuation

	Transaction Valuation	Fee rate	Amount of Filing Fee

Fees to Be Paid	$408,839,349.98 (1)	0.00015310	$62,593.30 (2)

Fees Previously Paid

Total Transaction Valuation	$408,839,349.98 (1)

Total Fees Due for Filing			$62,593.30 (2)

Total Fees Previously Paid			$0.00

Total Fee Offsets			$0.00

Net Fee Due			$62,593.30

(1)

Calculated as the aggregate maximum purchase price for shares of beneficial interest, based upon the net asset value per share as of September 30, 2024, of $24.94. This amount is based upon the offer to purchase up to 16,392,917 common shares of beneficial interest, par value $0.01 per share, of Apollo Debt Solutions BDC.

(2)

Calculated at $153.10 per $1,000,000.00 of the Transaction Valuation in accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended, as modified by Fee Rate Advisory No. 1 for fiscal year 2025.